UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: May 19, 2009

ARCA biopharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8001 Arista Place, Suite 200, Broomfield, CO 80021

(Address of Principal Executive Offices) (Zip Code)

(720) 940-2200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On May 19, 2009, ARCA biopharma, Inc. (the “Company”) implemented a plan of restructuring under which it will terminate approximately 40 employees, effective May 20, 2009. The Company implemented the restructuring in connection with its previously announced strategy to seek strategic alternatives for commercializing Gencaro, rather than establishing its own internal sales, marketing and distribution capabilities and to lower operating expenses to preserve the Company’s capital resources. In connection with the restructuring, the Company has adopted a 2009 Reduction in Force Severance Benefit Plan (the “Plan”) to provide certain severance benefits to employees terminated in connection with the restructuring. Under the terms of the Plan, the Company is offering the following severance benefits to the terminated employees: (i) a lump sum payment equivalent to three weeks of base salary; (ii) acceleration of vesting of the terminated employees’ outstanding unvested stock options such that the number of shares subject to such options that would have vested as of May 31, 2010 had such employees continued to provide service to the Company until such date shall be deemed vested as of the termination date; and (iii) the extension of the post-termination exercise period of the terminated employees’ outstanding stock options until May 31, 2010 (or, if earlier, the expiration of the original term of the options). The receipt of certain of the severance benefits is subject to the employee’s execution of a release of all claims against the Company as well as the performance of certain transitional requirements. Certain of the employees terminated pursuant to the restructuring did not receive benefits under the Plan and instead received benefits pursuant to the terms of the Nuvelo, Inc. Change in Control Severance Benefit Plan (the “Nuvelo Plan”). The Nuvelo Plan provides a terminated employee up to a six month continuation of base salary and COBRA benefits for a corresponding period, based on such individual’s position and tenure with the Company. The Company anticipates incurring a restructuring charge of approximately $1.0 million for personnel-related termination costs in the second quarter of 2009, of which approximately $0.6 million will involve severance amounts paid in cash. The Company expects to complete all payments associated with this restructuring in the second quarter of 2009. The charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may differ. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2009, the Company amended the terms of all outstanding employee stock options held by employees not terminated in connection with the restructuring discussed in Item 2.05 to provide for immediate vesting in full in the event of a change in control of the Company consummated on or after May 19, 2009, subject to that employee’s continued service with the Company at such time (the “Option Amendment”). The Option Amendment affects all employees not terminated in connection with the restructuring, including the following officers of the Company: Chief Executive Officer Richard Brewer, Chief Science and Medical Officer Michael Bristow, and Chief Financial Officer and Chief Operating Officer Kathryn Falberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCA biopharma, Inc.
(Registrant)

By:	/s/ Kathryn E. Falberg
	Name:	Kathryn E. Falberg
	Title:	Chief Financial Officer and Chief Operating Officer

Dated: May 21, 2009